Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements and related prospectuses (Forms S-8, No. 333-10017, No. 333-58403, No. 333-49916, and No. 333-101894, Forms S-3 No. 333-96905, No. 333-82426, No. 333-111657 and No. 333-112822) of our report dated March 9, 2003, with respect to the consolidated financial statements and schedules of ACT Teleconferencing, Inc. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Denver, Colorado

April 14, 2004